June 2, 2008
CR Intrinsic Investments, LLC
c/o CR Intrinsic Investors, LLC
72 Cummings Point Road
Stamford, CT 06902
Ladies and Gentlemen:
     This letter agreement sets forth all agreements, arrangements and understandings made among the undersigned (the “Investors”) on the date hereof with respect to investments in Class A Common Shares, par value $0.01 (the “Common Stock”), of Orient-Express Hotels Ltd., a Bermuda company (“OEH”).
1.	Capitalized Terms. Capitalized terms used but not defined in this letter agreement have the meanings specified in the Rights Agreement, dated as of June 1, 2000 and amended as of April 12, 2007 and December 10, 2007 (the “Rights Agreement”), between OEH and Computershare Trust Company, N.A.
2.	Representations and Warranties. Each Investor represents and warrants (as to itself only) to the other Investors as of the date hereof that:
(a)	it has full right, power and authority to enter into this letter agreement and perform its obligations hereunder;

(b)	this letter agreement has been duly executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms;

(c)	the execution, delivery and performance of this letter agreement by it will not (i) require the consent or approval of or any material filing with any governmental or regulatory body, other than filings required under U.S. federal or state securities laws, or (ii) violate, conflict with or constitute a default under (A) its charter, by-laws or other constitutive documents, (B) any law, rule or regulation applicable to such Investor or its Affiliates or (C) any agreement, contract, order, judgment or decree binding on such Investor or its Affiliates; and

(d)	other than as described in the Schedule 13D to be filed by such Investor on June 3, 2008, none of such Investor, its Affiliates or its Associates (i) is the Beneficial Owner of any Common Stock or (ii) has any agreement, arrangement or understanding with any Person for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

3.	Limitation on Acquisitions of Common Stock. Each Investor has reviewed the Rights Agreement and hereby agrees that it shall not, and shall cause its Affiliates and Associates not to:
(a)	take any action to cause itself to become the Beneficial Owner of any additional shares of Common Stock unless (i) it has given prior written notice to each other Investor describing the nature of the relevant transaction in reasonable detail and setting forth the total number of shares of Common Stock that will be Beneficially Owned by such Investor (disregarding, for this purpose, any shares held by another Investor that may be deemed to be Beneficially Owned solely by virtue of the Investors being deemed a “group” within the meaning of Rule 13d-5(b) under the Exchange Act), together with its Affiliates and Associates, for purposes of the Rights Agreement after giving effect thereto, (ii) such total number of shares of Common Stock, together with all Common Stock Beneficially Owned by the other Investors and their Affiliates and Associates (as previously disclosed pursuant to this letter agreement) for purposes of the Rights Agreement does not exceed 14.5 % of the outstanding Common Stock (as calculated pursuant to the Rights Agreement), (iii) each other Investor shall have confirmed (in writing (email being acceptable as a writing) or telephonically) that it has reviewed the information provided and consented to the acquisition of Beneficial Ownership of such additional shares of Common Stock, such consent not to be unreasonably withheld, conditioned or delayed and (iv) within two (2) business days from the completion of the relevant transaction, such Investor shall have provided to each other Investor written notice (in writing (email being acceptable as a writing)) of the number of additional shares of Common Stock over which it acquired Beneficial Ownership pursuant to such transaction;

(b)	enter into any agreement, arrangement or understanding with any Person for the purpose of acquiring, holding, voting or disposing of any securities of the Company, or derivative instruments with respect to securities of the Company, except with the prior written consent of each other Investor; or

(c)	take any action to cause itself to become an Acquiring Person for purposes of the Rights Agreement or commence, or publicly announce the commencement of, any tender or exchange offer for securities of the Company without the consent of the Company.
4.	Limitation on Dispositions of Common Stock. Each Investor hereby agrees that it shall not, directly or indirectly, sell, transfer or assign any right, title or interest in Common Stock (whether now owned or hereafter acquired) without the prior written consent of each other Investor.

5.	Coordination of Public Statements. Each Investor agrees that it shall, and shall cause its Affiliates to, consult with the other Investors prior to making any public announcement concerning the Company and/or its investment in Common Stock and, where another Investor objects to all or any part of a public announcement, not make such public announcement except to the extent it is believed in good faith to be required by applicable law or regulation.
6.	No Agency or Advisory Relationship. Each Investor is acting independently of the others with respect to its investment in securities of the Company and no Investor has the authority to represent or bind any other Investor. Each Investor (either itself or together with its investment manager) is a sophisticated financial investor that has conducted and will continue to conduct its own investigation into the affairs of the Company as it may deem necessary for the purposes of its own investment, and no Investor is providing any other Investor with investment, tax, legal or other advice. No Investor is a fiduciary of any other Investor.
7.	Beneficial Ownership. Each Investor represents and warrants that the Schedule 13D to be filed by such Investor on June 3, 2008 accurately reflects such Investor’s beneficial ownership of Common Stock on the date hereof (disregarding, for this purpose, any shares held by another Investor that may be deemed to be Beneficially Owned solely by virtue of the Investors being deemed a “group” within the meaning of Rule 13d-5(b) under the Exchange Act).
8.	Expenses. The Investors may from time to time agree in writing that certain expenses to be incurred in connection with their respective investments in Common Stock shall be “Joint Expenses” for purposes of this Section 8. Unless otherwise agreed, any Joint Expenses will be for the ratable account of the Investors in accordance with the percentage of the Common Stock Beneficially Owned by them and their Affiliates and Associates as of the date of the designation of such expenses as Joint Expenses (disregarding, for this purpose, any shares held by another Investor that may be deemed to be Beneficially Owned solely by virtue of the Investors being deemed a “group” within the meaning of Rule 13d-5(b) under the Exchange Act). Amounts incurred by an Investor with respect to Joint Expenses in excess of its ratable share will be reimbursed by the other Investors on demand. Other than Joint Expenses, each Investor shall bear its own costs and expenses in connection with this letter agreement and its investment in the Company.
9.	Termination; Standstill Period. The obligations of the Investors under this letter agreement will terminate upon one (1) business day’s prior written notice by any Investor to the other Investors of its election to terminate this letter agreement, provided that (a) the obligations of the Investors under Sections 8, 9 and 10 shall survive termination indefinitely and (b) each Investor agrees that during the 60-day period immediately following the date of termination, it shall not, and shall not permit any Affiliate or Associate to, become the Beneficial Owner of any Common Stock that was not beneficially owned by it, its Affiliates or Associates as of the date of termination, unless the other Investors have consented thereto (such consent not to be unreasonably withheld, conditioned or delayed).
10.	Notices. All notices, demands, consents, waivers, and other communication required, permitted, or otherwise to be given by each Investor hereunder shall be in writing and shall be deemed to have been duly given if delivered by courier, registered mail, postage prepaid, or facsimile transmission, as follows, provided however that telephonic notices to the numbers and persons below shall be permitted in order to give effect to the confirmation requirements of Section 3(a)(i)-(iii) above:

To D.E. Shaw Valence Portfolios, L.L.C. or D.E. Shaw Oculus Portfolios, L.L.C. (provided that any notice, confirmation, consent or consultation, where provided, sought or initiated by CR Intrinsic Investments, LLC, may be provided to, obtained from, or initiated with either D.E. Shaw Valence Portfolios, L.L.C. or D.E. Shaw Oculus Portfolios, L.L.C.):
D. E. Shaw & Co., L.P.
120 West Forty-Fifth Street, Floor 39, Tower 45
New York, NY 10036
Telephone: (212) 478-0000
Facsimile: (212) 478-0100
Attention: David Gibson
With a required copy to (which shall not constitute notice) (such copy not required for any notices provided pursuant to Section 3(a)):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Facsimile: (212) 558-3588
Attention: Andrew G. Dietderich
To CR Intrinsic Investments, LLC:
With respect to any notices provided pursuant to Section 3(a):
CR Intrinsic Investments, LLC
c/o CR Intrinsic Investors, LLC
72 Cummings Point Road
Stamford, CT 06902
Telephone: (203) 890-2000
Facsimile: (203) 406-5142
Attention: Michael Doniger
With respect to all matters except for notices provided pursuant to Section 3(a):

CR Intrinsic Investments, LLC
c/o CR Intrinsic Investors, LLC
72 Cummings Point Road
Stamford, CT 06902
Telephone: (203) 890-2000
Facsimile: (203) 823-4209
Attention: Peter Nussbaum
With a required copy to (which shall not constitute notice) (such copy not required for any notices provided pursuant to Section 3(a)):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-8111
Attention: Adam M. Turteltaub
Each Investor may change the address or the persons to whom notices or copies hereunder shall be directed by providing written notice to the other Investors of such change in accordance with this Section 10.
11.	Benefit of Agreement; Assignments. This letter agreement is for the sole benefit of the Investors and their successors and permitted assigns. No Person shall be a third party beneficiary with respect to this letter agreement or otherwise benefit from or be entitled to enforce the obligations of the Investors hereunder. The rights and obligations of an Investor under this letter agreement may not be assigned without the prior written consent of each other Investor (which shall not be unreasonably withheld, conditioned or delayed in the case of assignments by an Investor to one or more of its Affiliates), and any purported assignment made without such consent shall be null and void.
12.	Entire Agreement; Amendments and Waivers. This letter agreement contains the entire understanding of the parties relating to, and there are no other agreements, arrangements or understandings, written or oral, between the parties with respect to, the subject matter hereof. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each Investor. The failure or delay of a party to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.
13.	Choice of Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law provisions thereof.

14.	Severability. If any provision in this letter agreement is determined by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, the remaining provisions of this letter agreement shall remain in full force and effect.
15.	Specific Performance. The Investors agree that (a) any breach of the provisions of this letter agreement would result in irreparable harm for which money damages would not be an adequate remedy at law, (b) the Investors shall be entitled to specific performance and/or injunctive relief to prevent breaches of this letter agreement and (c) any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive relief is hereby waived.
16.	Liability. No Investor nor any of its Affiliates, Associates or any of their respective affiliates, partners, members, employees, counsel, agents or representatives shall be liable to any other Investor, Affiliate or Associate or any of their respective affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this letter agreement or any Schedule 13D, or amendment thereto, filed by any Investor, its Affiliates or Associates, or the actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such party’s actual and material breach of the express provisions of this letter agreement, gross negligence, fraud, bad faith or willful misconduct.
17.	Counterparts. This letter agreement may be executed and delivered by each Investor in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.
If the foregoing is in accordance with your understanding, please sign and return this letter agreement to us. Once each Investor receives counterpart signature pages from all other Investors, this letter agreement will become a legally binding contract between the Investors.

Very Truly Yours,

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.

By:	D. E. SHAW & CO., L.P., as Managing Member

By:	/s/ Julius Gaudio Name: Julius Gaudio
Title: Managing Director

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.

By:	D. E. SHAW & CO., L.L.C., as Managing Member

By:	/s/ Julius Gaudio Name: Julius Gaudio
Title: Managing Director

Accepted and agreed as of the date first written above,
CR INTRINSIC INVESTMENTS, LLC

By:	/s/ Peter Nussbaum
	Name:	Peter Nussbaum
	Title:	Authorized Signatory